Exhibit 10.1

EXECUTION VERSION

Employment Agreement
EMPLOYMENT AGREEMENT (this "Agreement"), by and between CIT Aerospace LLC, a Delaware Limited Liability Company (the "Company") and wholly owned subsidiary of CIT Group Inc., a Delaware corporation ("CIT"), and C. Jeffrey Knittel (the "Executive"), dated as of the 5th day of July 2016 (the "Effective Date").
WHEREAS, C.I.T. Leasing Corporation and the Executive were parties to an Employment Agreement, dated August 1, 2004, as amended, and which expired in accordance with its terms effective December 31, 2015 (the "Prior Agreement");
WHEREAS, CIT is contemplating the sale of its Commercial Air Leasing business (the "Business") to a third party (the "Sale") or a spinoff of the Business following which C2 Aviation Capital, Inc. ("SpinCo") will separate from CIT and operate as an independent company (the "Spinoff," either the Sale or the Spinoff, referred to herein as the "Transaction");
WHEREAS, the Company and the Executive wish to enter into this Agreement in anticipation of the potential Transaction; and
WHEREAS, the Company desires to continue to employ the Executive in accordance with the following terms and conditions, and the Executive desires to be so employed.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.            Term.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2017 (the "Term").
2.            Terms of Employment.
           (a)            Position and Duties.
                         (i)  During the Term, (A) the Executive shall serve as President –Transportation Finance of the Company/CIT, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, and such additional authority, duties and responsibilities consistent with such position as are assigned from time to time by the Chief Executive Officer of CIT (it being understood that any change or reduction in the Executive's duties that do not relate to the Business shall not give rise to Good Reason), (B) the Executive shall report to the Chief Executive Officer of CIT, and (C) the Executive's principal place of business shall be the headquarters of the Business in New York, New York.  Notwithstanding the foregoing, if during the Term, a Spinoff occurs, (x) effective as of the effective date of the Spinoff (the "Spinoff Effective Date"), all references to the Company in this Agreement shall refer to SpinCo and (y) from and after the Spinoff Effective Date, (A) the Executive shall serve as Chief Executive Officer of SpinCo, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting to either the board of directors or the Chair-

man of SpinCo, and (B) the Executive's services shall be performed at the headquarters of SpinCo, and if during the Term, a Sale occurs, (x) effective as of the date of completion of the Sale (the "Closing Date"), all references to the Company in this Agreement shall refer to the entity that acquires the Business in the Sale (the "Acquiror") and (y) from and after the Closing Date, (A) the Executive shall serve as Chief Executive Officer of the Business (or other such equivalent title as determined by the Acquiror), with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting to the board of directors of the Acquiror (or other such person or body as appropriate as determined by the Acquiror, consistent with similarly situated executives of the Acquiror), and (B) the Executive's services shall be performed at the headquarters of the Business as of immediately prior to the Closing Date.

                          (ii)  During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Term, it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees, or manage personal investments, as long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b)            Compensation.
                         (i)  Base Salary.  During the Term, the Executive shall receive an annual base salary ("Annual Base Salary") of no less than $600,000.  Notwithstanding the foregoing, if during the Term, the Spinoff occurs, from and after the Spinoff Effective Date, the Annual Base Salary shall be no less than $750,000.  During the Term, the Annual Base Salary shall be reviewed at the time salaries are reviewed for (x) prior to the completion of the Transaction, executive officers of CIT and (y) following the completion of the Transaction, similarly situated executives of either SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale).  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced at any time without the Executive's express written consent, and the term "Annual Base Salary" as utilized in this Agreement shall refer to Annual Base Salary as so increased.  Annual Base Salary shall be payable as earned during the Term at such time and in such manner consistent with the Company's payroll practices for other senior executives. With respect to the 2016 and 2017 fiscal years of the Company, the Executive shall have a total target compensation opportunity of $4,000,000, comprised of Annual Base Salary, Target Short-Term Incentive Opportunity and long-term incentive award opportunity.  If,  as of December 31, 2017, the Transaction is not completed and the Executive remains employed by the Company or one of its affiliates, the Compensation Committee (the "CIT Compensation Committee") of

the Board of Directors (the "CIT Board") of CIT shall determine the incentive compensation awards to be paid or provided to the Executive, taking into account such performance factors as determined by the CIT Compensation Committee and the Target Short-Term Incentive Opportunity, which incentive compensation may be in the form of short-term incentive or long-term incentive (or a combination thereof), as the CIT Compensation Committee shall determine in its sole discretion.  For the avoidance of doubt, if a Transaction occurs on or prior to December 31, 2017, CIT shall have no obligation to the Executive with respect to any element of the 2017 total target compensation opportunity, other than Annual Base Salary paid through the date immediately prior to the completion of the Transaction.
                          (ii)  Short-Term Incentive Award.  For each complete performance year ending during the Term, the Executive shall be eligible to participate in the Company's short-term incentive arrangements as in effect from time to time (the "Short-Term Incentive Award").  The Executive's target Short-Term Incentive Award opportunity for each complete performance year during the Term shall not be less than one hundred percent (100%) of his Annual Base Salary (the "Target Short-Term Incentive Opportunity").   The Short-Term Incentive Award shall be determined (A) prior to the Transaction, by the CIT Compensation Committee, and (B) following the Transaction, the appropriate committee of the board of directors of either SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale); provided, however, that notwithstanding anything contained herein to the contrary, the Executive's Short-Term Incentive Award for the 2016 performance year shall be a cash payment of no less than $1,090,000, prorated in the case of a Transaction completed before December 31, 2016 for the period from January 1, 2016 through the Closing Date (in the case of a Sale) or the Spinoff Effective Date (in the case of a Spinoff), subject to the Executive's continued employment through such date.  The Short-Term Incentive Award, if any, shall be paid not later than the fifteenth (15th) day of the third (3rd) month following the end of the performance year to which it relates.
                          (iii)  Long-Term Incentive Awards.  During the Term and prior to the completion of the Transaction, the Executive shall be eligible to participate in the long-term incentive plans applicable to similarly situated executives of CIT; provided, however, that notwithstanding the foregoing, and subject to the penultimate sentence of Section 2(b)(i) (which permits the long-term incentive portion of the 2017 total compensation opportunity to be paid in a form determined by the CIT Compensation Committee in its discretion) and the Executive's continued employment with the Company or one of its affiliates on December 31, 2017, the Executive shall only be eligible for a long-term incentive award in the 2017 fiscal year, if on or before December 31, 2017, (A) the CIT Board determines to abandon the pursuit of a Transaction or (B) the Transaction is not reasonably expected to be completed by December 31, 2017 (as determined by the CIT Compensation Committee), and, to the extent eligible, such equity award may be granted to the Executive at the time determined by the CIT Compensation Committee in its discretion, which for the avoidance of doubt, need not be at the time awards are made to similarly situated employees of CIT (generally in February 2017).  During the Term and following the completion of the Transaction, the Executive shall be eligible to participate in the long-term incentive plans applicable to similarly situated executives of either SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale).

                          (iv)  Other Benefits.  During the Term and prior to the completion of the Transaction, the Executive shall be entitled to participate in all employee benefit plans, practices, policies and programs generally applicable to similarly situated executives of CIT other than any severance or separation pay plan, practice, policy or arrangement.  During the Term and following the completion of the Transaction, the Executive shall be entitled to participate in all employee benefit plans, practices, policies and programs generally applicable to similarly situated executives of either SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale) other than any severance or separation pay plan, practice, policy or arrangement.  In addition, the Company will reimburse the Executive for reasonable and documented attorneys' fees directly related to the successful negotiation and documentation of this Agreement, with such fees not to exceed $20,000.
                          (v)  New Executive Retirement Plan.  Upon the completion of the Transaction, the Executive shall be credited with two (2) additional years of age and "Benefit Service" (as defined in the New Executive Retirement Plan of CIT and subject to any limitations or maximums set forth therein) (the "Additional ERP Credit"), provided that, the Executive's accrued benefit attributable to such additional years of Benefit Service shall be based on the Executive's Final Base Compensation as of the day immediately prior to the Closing Date (in the case of a Sale) and the Spinoff Effective Date (in the case of a Spinoff).   If, following the Effective Date and prior to the completion of a Transaction, the Executive's employment is terminated by CIT and its affiliates without Cause or the Executive resigns for Good Reason, subject to his execution and non-revocation of a confidential separation agreement and general release generally in the form attached hereto as Exhibit A (the "Release"), the Executive shall be credited with the Additional ERP Credit, provided that, the Executive's accrued benefit attributable to such additional years of Benefit Service shall be based on the Executive's Final Base Compensation as of the Date of Termination.
                          (vi)  Modifications.  The Company or, prior to a Transaction, CIT  may at any time or from time to time amend, modify, suspend or terminate any bonus or incentive compensation or employee benefit plans or programs provided hereunder for any reason and without the Executive's consent.
                          (vii)  Expense Reimbursement.  The Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive during the Term in accordance with the Company's expense reimbursement policies.  Reimbursement shall be made as soon as practicable after a request for reimbursement is received by the Company, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred.
                          (viii)  Vacation.  During the Term and prior to the completion of the Transaction, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices generally applicable to similarly situated executives of CIT.  During the Term and following the completion of the Transaction, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices generally applicable to similarly situated executives of either SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale).

(c)            Transaction Success Award.  In connection with the Transaction, the Executive shall be eligible for a special incentive award with a grant date fair value of $8,000,000 (the "Transaction Success Award"), subject to the terms set forth below.
                           (i)  Sale.

A.       In connection with a Sale, the Transaction Success Award shall be payable in the form of cash (the "Cash Transaction Success Award"), the full amount of which shall be deposited on the Closing Date in an escrow account established by the Company with an escrow agent mutually agreeable to the Company and the Executive.  Subject to the terms of this Section 2(c), the Cash Transaction Success Award shall vest (x) 25% upon the Closing Date and (y) 75% on the date that is 12 months after the Closing Date (each such date, a "Vesting Date").  Any vested portion of the Cash Transaction Success Award shall be paid to the Executive within seventy-five (75) days following the applicable Vesting Date.

B.       Except as provided in Section 2(c)(iii), in order to vest in and receive the Cash Transaction Success Award, the Executive must (x) be actively employed by the Company, CIT or one of their respective affiliates through the Closing Date and the Acquiror or an affiliate thereof on the subsequent Vesting Date and not having given notice of his voluntary employment resignation without Good Reason or under notice of his involuntary employment termination for Cause; and (y) execute, as of no later than the Closing Date, the Release.  If the Executive revokes the executed Release, the Executive shall not be entitled to any portion of the Cash Transaction Success Award.

                           (ii)  Spinoff.  In connection with a Spinoff, as of the Spinoff Effective Date, the Transaction Success Award shall be granted in the form of (A) time-based restricted stock units in respect of SpinCo common stock, with the number of shares of SpinCo common stock underlying such Award to equal $4,000,000 divided by the closing price on the applicable exchange (as defined in the SpinCo equity incentive plan under which such award is granted) of SpinCo common stock on the Spinoff Effective Date (the "RSU Transaction Success Award") and (B) performance-based restricted stock units in respect of SpinCo common stock, with the target number of shares of SpinCo common stock underlying such Award to equal $4,000,000 divided by the closing price on the applicable exchange (as defined in the SpinCo equity incentive plan under which such award is granted) of SpinCo common stock on the Spinoff Effective Date (the "PSU Transaction Success Award").  The RSU Transaction Success Award shall vest in three equal annual installments on each of the first through third anniversaries of the Spinoff Effective Date subject to the Executive's continued employment with SpinCo through each such date, except as provided in Section 2(c)(iii).  The PSU Transaction Success Award shall vest on the third anniversary of the Spinoff Effective Date subject to the Executive's continued employment with SpinCo through such date, except as provided in Section 2(c)(iii), and the satisfaction of performance goals for SpinCo determined by the board of directors (or a committee thereof) of SpinCo in the first quarter of the applicable performance period following the Spinoff Effective Date (and in consultation with the Executive).  Upon vesting, shares of SpinCo common stock in respect of the RSU Transaction Success Award or PSU Transaction Success Award, as applicable, and dividend equivalents (if applicable) shall be delivered to the Executive within seventy-five (75) days following the vesting date (or such later date as required under the terms of any policies or procedures of SpinCo).  In order to receive the grants of the RSU Transaction Success Award and the PSU Transaction Success Award, the Executive must execute, as of no later than the Spinoff Effective Date, the Release.  If the Executive revokes the executed Release, the Executive shall not be entitled to any portion of the RSU Transaction Success Award or PSU Transaction Success Award.
                            (iii)  Certain Terminations of Employment.

A.       In the event of a Sale, if, following the Closing Date, the Executive's employment is terminated by the Company without Cause or by the Executive due to a voluntary resignation for Good Reason, the Executive shall be entitled to payment, within seventy-five (75) days of the Date of Termination, of any then unpaid portion of the Cash Transaction Success Award, subject to the Executive's execution and non-revocation of the Release.

B. In the event of a Spinoff, if, following the Spinoff Effective Date, the Executive's employment is terminated by the Company without Cause or by the Executive due to a voluntary resignation for Good Reason, the Executive shall be (I) entitled to full vesting and settlement of any unsettled portion of the RSU Transaction Success Award within seventy-five (75) days of the Date of Termination and (II) eligible for continued vesting of the PSU Transaction Success Award, which award shall be prorated based on a fraction (1) the numerator of which is the number of months (with partial months rounded up) elapsed from the Spinoff Effective Date through the Date of Termination and (2) the denominator of which is 36, which prorated award shall vest on the third anniversary of the Spinoff Effective Date based on actual performance through such date and be settled within seventy-five (75) days thereafter, in each case, subject to the Executive's execution and non-revocation of the Release.

C. If, following the Effective Date and prior to the date of completion of the Transaction, the Executive's employment is terminated by the Company without Cause or by the Executive due to a voluntary resignation for Good Reason, in full satisfaction of the obligations in respect of the Transaction Success Award, subject to the completion of the Transaction, the Executive shall be entitled to a cash payment of $8,000,000, in each case, with such payment to be paid within seventy-five (75) days following the Closing Date or Spinoff Effective Date, as applicable, subject to the Executive's execution and non-revocation of the Release. For the avoidance of doubt, (x) any transfer of the Executive's employment to a new entity, including SpinCo in the case of a Spinoff or the Acquiror in the case of a Sale, in connection with the completion of the Transaction shall not be a termination of employment and, (y) if the Transaction is structured in a manner such that the Executive's employment does not transfer to the Acquiror by operation of law, the Executive shall not be entitled to payment of the Transaction Success Award if he declines an offer of employment on terms that would not have entitled him to terminate his employment for Good Reason hereunder, including if following such Transaction, CIT, SpinCo, the Acquiror or one of their affiliates terminates the Executive's employment for any or no reason under circumstances that would not entitle the Executive to severance in accordance with the definition of Ineligible Termination under Article II, Section 19 of the CIT Employee Severance Plan (as in effect on the date hereof).

D.       Notwithstanding the foregoing, if a Change of Control of CIT occurs and the Executive's employment is terminated under circumstances contemplated by Section 4(b), the Executive shall not be entitled to any payments contemplated by this Section 2(c).  Further, the Transaction Success Award shall not be subject to vesting or payment in connection with any termination of the Executive's employment (including due to retirement) prior to the applicable payment date, except as expressly provided in this Section 2(c).

3.            Termination of Employment.  For purposes of this Agreement, the terms "terminate," "terminated" and "termination" mean a termination of the Executive's employment that constitutes a "separation from service" within the meaning of the default rules of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").
           (a)            Death or Disability.  The Executive's employment shall terminate automatically upon the Executive's death during the Term.  If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 8(a) of its intention to terminate the Executive's employment.  In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.  For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.
           (b)            Cause.  The Company may terminate the Executive's employment during the Term for Cause or other than for Cause.  For purposes of this Agreement, "Cause" shall mean any of the following: (i) the commission of a misdemeanor involving moral turpitude or a felony; (ii) the Executive's act or omission that causes or may reasonably be expected to cause material injury to CIT or the Company or their respective subsidiaries, parents, affiliates, vendors, customers or business partners or that results or is intended to result in personal gain at the expense of CIT or the Company or their respective subsidiaries, parents, affiliates, vendors, customers or business partners; (iii) the Executive's neglect of his job responsibilities for CIT or the Company or their respective subsidiaries, parents or affiliates (including excessive unauthorized absenteeism), which is not remedied within five (5) days of notice from the Company (if subject to remedy); (iv) the Executive's failure to comply with, or violation of, the Code of Business Conduct of CIT or the Company or their respective subsidiaries, parents or affiliates; (v) the Ex-

ecutive's act or omission, whether or not performed in the workplace, that precludes the Executive's employment with CIT or the Company or their respective subsidiaries, parents or affiliates by virtue of Section 19 of the Federal Deposit Insurance Act; and (vi) the Executive's violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which the Executive or CIT or the Company or their respective subsidiaries, parents or affiliates is a member.
           (c)            Good Reason.  The Executive's employment may be terminated by the Executive for Good Reason.  For purposes of this Agreement, "Good Reason" shall have the meaning given to such term in Article II, Section 17 of the CIT Employee Severance Plan (as in effect on the date hereof).  For purposes of any determination of Good Reason, (i) the Spinoff shall not by itself constitute Good Reason and (ii) a Sale and the subsequent conversion of the Company or the Business into a division or unit of the Acquiror shall not by itself constitute Good Reason.  If the Executive desires to resign with Good Reason due to events described in Article II, Section 17(iii) of the CIT Employee Severance Plan as a result of the relocation of the Business's headquarters either prior to a Transaction or following a Spinoff, the Executive shall provide at least two (2) months' notice to the Company in accordance with Section 3(d).  For the avoidance of doubt, and for purposes of any claim of termination for Good Reason or without Cause, (x) any transfer of the Executive's employment to a new entity, including SpinCo in the case of a Spinoff or the Acquiror in the case of a Sale, in connection with the completion of the Transaction shall not be a termination of employment and, (y) if the Transaction is structured in a manner such that the Executive's employment does not transfer to the Acquiror by operation of law, the Executive shall not be considered to have terminated for Good Reason if he declines an offer of employment on terms that would not have entitled him to terminate his employment for Good Reason under the CIT Employee Severance Plan, including if following such Transaction, CIT, SpinCo, the Acquiror or one of their affiliates terminates the Executive's employment for any or no reason under circumstances that would not entitle the Executive to severance in accordance with the definition of Ineligible Termination under Article II, Section 19 of the CIT Employee Severance Plan (as in effect on the date hereof).
          To invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the alleged condition within thirty (30) days following the initial existence of such condition or conditions (such notice period to be sixty (60) days with respect to a Good Reason due to a reassignment of work location as set forth in Article II, Section 17(iii) of the CIT Employee Severance Plan), specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have ninety (90) days following receipt of such written notice (the "Cure Period") during which it may remedy the condition.  With respect to a termination for Good Reason described in Article II, Section 17(iii) of the CIT Employee Severance Plan, such condition shall be considered remedied, if, during the Cure Period, the Company establishes an alternative work location for the Executive not at the Company's headquarters that is either within fifty (50) miles of the Executive's prior work location or does not increase the distance the Executive has to commute from his primary residence at the time of such relocation by more than fifty (50) miles.  In all events, the Executive's "separation from service" (within the meaning of Section 409A of the Code) must occur, if at all, within five (5) days following the Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

           (d)          Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(a).  For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice or such later date as required by Section 3(c) in the case of a termination for Good Reason described in Article II, Section 17(iii) of the CIT Employee Severance Plan).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (e)            Date of Termination.  "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, (ii) if the Executive's employment is terminated by the Executive for Good Reason, the last day of the Cure Period or any earlier date as the Company may specify in writing to the Executive; (iii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (iv) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
           (f)            Definition of Change of Control.  For purposes of this Agreement "Change of Control of CIT" shall have the meaning given to such term as set forth in the CIT Employee Severance Plan as in effect from time to time.
4.            Obligations of the Company upon Termination.
           (a)            Good Reason or Other than for Cause, Death or Disability.  If, during the Term,  the Company shall terminate the Executive's employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason, in each case, other than under the circumstances contemplated by Section 4(b), the Company shall pay or provide to the Executive the following payments or benefits as specified below:
                          (i)  a lump sum cash payment within ten (10) days after the Date of Termination equal to the Executive's accrued and unpaid Annual Base Salary through the Date of Termination (the "Accrued Obligations"); and
                          (ii)  (severance payments and benefits consisting of (A) a cash severance payment equal to the sum of (x) his Annual Base Salary as of the Date of Termination plus (y) his Target Short-Term Incentive Opportunity (without proration) for the year in which the Date of Termination occurs and (B) such benefits (other than the Base Severance and Severance Bonus) as would have been payable or provided under the

CIT Employee Severance Plan (as in effect on the Effective Date) upon an "Eligible Termination of Employment (other than a "Change of Control Termination)," as such term is used in the CIT Employee Severance Plan), as if the Executive were a participant in such plan as a "Level 1 Employee" thereunder, and all payments and benefits contemplated by clauses (A) and (B) shall be payable in accordance with and subject to the terms and conditions of the CIT Employee Severance Plan (including execution and non-revocation of the Release); and
                          (iii)  the Executive shall be entitled to (A) the Additional ERP Credit (if the Date of Termination occurs prior to the completion of the Transaction) and (B) the Transaction Success Award, in each case, as provided under, and subject to the terms and conditions set forth in, Section 2(b)(v) or 2(c)(iii), as applicable.

           (b)           Good Reason or Other than for Cause, Death or Disability Following a Change of Control of CIT that Occurs Prior to the Transaction.  If, during the Term and on or after a Change of Control of CIT but prior to the completion of the Transaction, the Company shall terminate the Executive's employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason, the Company shall pay or provide to the Executive the following payments or benefits as specified below:

                          (i)  the Accrued Obligations; and

                          (ii)  the severance payments and benefits payable under the CIT Employee Severance Plan (as in effect on the Date of Termination) upon a "Change of Control Termination" (as such term is used in the CIT Employee Severance Plan), as if the Executive were a participant in such plan as an "EMC Member" thereunder, in accordance with and subject to the terms and conditions of the CIT Employee Severance Plan (including his execution and non-revocation of the Release); and

                          (iii)  the Executive shall be entitled to the Additional ERP Credit, as provided under, and subject to the terms and conditions set forth in, Section 2(b)(v); provided, however, that the Executive would not be entitled to payment of the Transaction Success Award

           (c)           Cause, Death or Disability; Other than for Good Reason.  If, during the Term, the Executive's employment shall be terminated for Cause or due to death or Disability, or the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Accrued Obligations.

           (d)           Nonexclusive Rights.  Except as specifically provided in this Section 4, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by CIT, the Company or any of their affiliates and for which the Executive may qualify, nor, subject to Section 8(e), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with CIT, the Company or their affiliates; provided, however, that notwithstanding anything contained herein to the contrary, in no event shall the Executive be a participant in any severance or separation pay plan, practice,  policy or arrangement during the Term.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, CIT, the Company or their affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  As used in this Agreement, the term "affiliates" shall include any company controlled by, controlling or under common control with the Company, CIT or any other entity, as applicable.

5.            Full Settlement.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, if the Executive prevails on any material claim made by the Executive and disputed by CIT or the Company under this Agreement; provided that the Executive's costs and expenses shall be reimbursed not later than the last day of the calendar year in which there is a final and nonappealable judgment or other binding decision with respect to such claim.
6.            Confidentiality and Competitive Activity.
           (a)          The Executive acknowledges that he has acquired and will continue to acquire during the Term confidential information regarding the business of CIT, the Company and their respective subsidiaries and affiliates.  Accordingly, the Executive agrees that, without the written consent of the CIT Board (and the appropriate governing entity of either SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale)), he will not, at any time, disclose to any unauthorized person or otherwise use any such confidential information not in connection with the good faith performance of his duties for CIT, the Company or their affiliates.  For this purpose, confidential information means nonpublic information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning CIT, the Company and their respective subsidiaries and affiliates, except for specific items that have become publicly available other than as a result of the Executive's breach of this Agreement.  Nothing in this Agreement shall prevent the Executive from (i) responding to lawful subpoenas or court orders or engaging in good faith reporting and cooperation with government tax, regulatory or legal enforcement authorities or agencies without CIT and the Company's prior written consent; provided that the Executive shall have given CIT and the Company prior written notice of any such subpoena, court order or request for cooperation promptly following receipt thereof; (ii) making good faith disclosures in confidence to any personal legal or financial adviser for the purpose of obtaining professional advice; or (iii) making disclosures that are reasonably necessary to enforce the terms of this Agreement or other obligations to the Executive.  In addition, this Section 6 is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder).
           (b)           During the Noncompete Period (as defined below), the Executive will not, without the written consent of the CIT Board (or the appropriate governing entity of either SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale)), directly or indirectly, (i) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business in the United States that is in competition with any line of business actively being conducted on the Date of Termination by CIT, the Company and their respective subsidiaries, and (ii) disparage or publicly criticize CIT, the Company and their respective subsidiaries and affiliates and their respective directors, officers, members, partners, employees, attorneys, agents, or representatives.  However, nothing in this Agreement will prohibit the Executive from acquiring or holding not more than one percent (1%) of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to not more than one percent (1%) of the total outstanding votes entitled to be cast by securityholders of such business in matters on which such securityholders are entitled to vote.  For purposes of this Agreement, the term "Noncompete Period" means (i) if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the period that the Executive is employed under this Agreement and then until the earlier of (A) the first anniversary of the Date of Termination and (B) December 31, 2017, or (ii) if the Executive's employment is terminated for any other reason, the period that the Executive is employed under this Agreement and then until the first anniversary of the Date of Termination.
           (c)          During the time that the Executive is employed by CIT, the Company or their respective subsidiaries and affiliates under this Agreement and then for two (2) years after the Date of Termination of the employment of the Executive for any reason, the Executive will not, without the written consent of the CIT Board (or the appropriate governing entity of either SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale)), directly or indirectly, hire any person who was employed by CIT, the Company and their respective subsidiaries and affiliates (other than persons employed in a clerical or other nonprofessional position) within the six (6)-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company and its respective affiliates, to terminate such relationship, to refrain from extending or renewing such relationship, or to reduce the level of business conducted with the Company and its respective affiliates.
           (d)          The Executive hereby acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of CIT, the Company and their respective subsidiaries and affiliates.  In addition, he further acknowledges that CIT, the Company and their respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, the Executive agrees that, in addition to any other relief to which CIT, the Company and their respective subsidiaries and affiliates may be entitled, CIT, the Company and their respective subsidiaries and affiliates will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining him from an actual or threatened breach of such covenants.  In addition, and without limiting the other remedies of CIT, the Company and their respective subsidiaries and affiliates, if the Executive breaches any of such covenants, CIT, the Company and their respective subsidiaries and affiliates will have no obligation to pay any unpaid portion of the Transaction Success Award that remain payable to the Executive after the date of such breach.  The occurrence of the Transaction shall not impair CIT's rights under this Section 6.
7.            Successors.
           (a)          This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, including pursuant to a beneficiary designation made in accordance with the policies and procedures of the Company as in effect from time to time.  This Agreement may be assigned by the Company to another affiliated entity of the Company that acquires all or substantially all of the assets of the Business, including SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale), in its sole discretion and without the consent of the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permissible assigns, including SpinCo (in the event of a Spinoff) or the Acquiror (in the event of a Sale); provided, however, that nothing shall impair CIT's rights under Section 6.
           (b)          As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as described in the immediately preceding sentence (including SpinCo and the Acquiror) that assumes and agrees to perform this Agreement by operation of law, or otherwise.
8.            Miscellaneous.
           (a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.  The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New York or New Jersey in any action or proceeding brought with respect to or in connection with this Agreement.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  Should any provision of this Agreement require interpretation or construction, the parties agree that the presumption that a document or agreement is to be interpreted or construed more strictly against the party who or which prepared such document or agreement shall not apply.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the most recent home address on file for the Executive at the Company;
With a copy to:
Morrison Cohen LLP
909 3rd Avenue, 27th Floor
New York, NY  10022
Attention:  Todd K. Garvelink, Esq.

If to the Company:
CIT Aerospace LLC
c/o CIT Group Inc.
1 CIT Drive
Livingston, New Jersey  07039
 Attention:  General Counsel
With a copy to:
CIT Group Inc.
1 CIT Drive
Livingston, New Jersey  07039
 Attention:  General Counsel
or to such other address as either party shall have furnished to the other party in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.
           (b)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
           (c)          The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes and other deductions as shall be required to be withheld pursuant to any applicable law or regulation.  For the avoidance of doubt, in the event of a Sale, depositing the amount of the Cash Transaction Success Award in an escrow account shall not relieve the Company of its obligation to withhold and report any federal, state, or local taxes due with respect thereto.
           (d)          The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including the right of the Executive to terminate employment for Good Reason pursuant to Section 2(c)(iii)(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
           (e)          From and after the Effective Date, this Agreement shall supersede any other employment, severance, retention or change of control agreement between the parties or severance or change of control plan, program or policy of the Company, CIT or their respective subsidiaries and affiliates covering the Executive with respect to the subject matter (including the Prior Agreement) except as expressly provided herein.  For the avoidance of doubt, this Agreement shall have no effect on the terms of any award agreements governing the terms of equity-based compensation granted by CIT to the Executive.  The Executive represents and acknowledges that, in executing this Agreement, he has not relied upon any representation or statement not set forth herein made by CIT, the Company or any of their respective subsidiaries or affiliates or by any of their respective officers, directors, employees, agents, representatives or attorneys with regard to the subject matter of this Agreement.
           (f)          The provisions of this Agreement that by their terms call for performance subsequent to the termination of either the Executive's employment or the Term (including the applicable terms of Sections 2, 3, 4, 5 and 6) shall so survive such termination.
           (g)          The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.  For purposes of this Agreement, the term "including" shall mean "including, without limitation."
           (h)          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile (including, without limitation, by "pdf") shall be effective for all purposes.
9.            Section 409A of the Code.
           (a)           General.  The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  Neither the Company nor CIT or any of their respective employees or representatives shall have any liability to the Executive with respect to the application of this Section 9.
           (b)          Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements or to provide such in-

kind benefits apply later than the Executive's remaining lifetime (or if longer, through the twentieth (20th) anniversary of the date first written above.
           (c)          Delay of Payments.  Notwithstanding anything herein to the contrary, in the event that any amounts payable or benefits to be provided to the Executive under Section 4 or any other arrangement to which the Executive is a party or participant constitute deferred compensation within the meaning of Section 409A of the Code, (i) if the Executive is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a "Specified Employee"), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable during the six (6)-month period immediately following the Date of Termination by reason of a "separation from service" within the meaning of Section 409A of the Code shall instead be paid, with interest at the short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which Date of Termination occurs, on the first (1st) business day of the seventh (7th) month following the Executive's "separation from service" within the meaning of Section 409A of the Code; (ii) if the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive's estate within thirty (30) days after the date of the Executive's death; and (iii) in no event shall the date of termination of Executive's employment be deemed to occur until the Executive experiences a "separation from service" within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Company and its Board of Directors they have caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
By:	/s/ C. Jeffrey Knittel
C. Jeffrey Knittel

[Signature Page to C. Jeffrey Knittel Employment Agreement]

CIT AEROSPACE LLC

By:	/s/ Bryan D. Allen
Name: Bryan D. Allen
Title: Executive Vice President & Chief
Human Resources Officer

[Signature Page to C. Jeffrey Knittel Employment Agreement]

EXHIBIT A

CONFIDENTIAL
GENERAL RELEASE

THIS GENERAL RELEASE (this "Agreement") is dated the «Day» day of «Month», 201«Last_digit_Year», and is made by «FirstLast_Name» ("Employee").

WHEREAS, Employee and CIT Aerospace LLC,  a Delaware Limited Liability Company (the "Company") and wholly owned subsidiary of CIT Group Inc., a Delaware corporation ("CIT"), are party to an employment agreement, dated as of the 5th day of July 2016 (the "Employment Agreement"); and

[WHEREAS, the Company has notified Employee that Employee's employment would be terminated as of the Termination Date set forth in Section 1 below; and

WHEREAS, Employee and the Company desire to settle fully and finally any and all employment relationship matters between them including, but not limited to, all payments due under the Employment Agreement and any issues that might have arisen out of Employee's employment with the Company and the termination thereof].1

NOW, THEREFORE, in consideration of the promises, covenants and the mutual agreements hereinafter set forth, the parties voluntarily agree as follows:

[1.            Termination Date.  Employee's employment with the Company shall end effective as of the close of business on «Termination_Date» (the "Termination Date").  The Termination Date shall be considered the date on which Employee "separates from service" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.  As a result of the cessation of Employee's employment with the Company, Employee hereby resigns, effective as of the Termination Date, from any and all offices and positions Employee holds with the Company and its affiliates to the extent that Employee did not resign or was not otherwise removed from such offices or positions previously.]2

[2.            Consideration.  To describe the consideration payable in consideration for the release.]

3.            Release.3
(a)            For and in consideration of the compensation and benefits specified in Section 2, Employee, for Employee, Employee's heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to as "Releasors"), hereby forever releases and discharges the Company, its subsidiaries, parents and affiliates, and any of their past or present affiliated and related entities (including, without limitation, CIT, CIT Bank, CIT Bank, N.A., OneWest Bank N.A. and OneWest Resources, LLC), and all of its and their past or present partners, subsidiaries, trustees, affiliates, divisions, successors and assigns and any of its and their past or present directors, officers, owners, principals, attorneys, trustees, heirs, administrators, agents, representatives, employees or assigns (whether acting as agents for the Company or in their individual capacities), any employment benefit plan sponsored by the Company or its subsidiaries, parent or affiliates, and such plans' administrators, fiduciaries, trustees, insurers and re-insurers (hereinafter collectively referred to as "Releasees") from any and all claims, demands, complaints, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the Effective Date of this Agreement (as defined in Section 5(c) below) (collectively "Claims").  Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

1 To be included only if the Agreement is executed in connection with a termination of employment.  Alternative clauses may be included if the Agreement is executed in connection with the receipt of the Transaction Success Award not in connection with a termination of employment.
2 To be included only if the Agreement is executed in connection with a termination of employment.  Alternative section may be included if the Agreement is executed in connection with the receipt of the Transaction Success Award not in connection with a termination of employment.
3 Final form to also cover SpinCo or Acquiror, as applicable.

(i)        any and all Claims relating to Employee's employment, compensation and benefits with the Company and its subsidiaries, parents and affiliates, the terms and conditions of such employment, and Employee's termination from such employment including, but not limited to, Claims for wages, salary, compensation, deferred compensation, commissions, incentives, bonuses, severance, back pay, front pay, expenses, equity, vacation, benefits, or payments of any kind (whether pursuant to a written agreement, plan, program or otherwise), except as otherwise provided herein;
(ii)            any and all Claims of employment discrimination, harassment, retaliation, whistleblowing and/or wrongful discharge under any federal, state, municipal or other governmental statute, regulation, ordinance or order, all as amended, including without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866 and 1871; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Genetic Information Non-Discrimination Act; the Sarbanes-Oxley Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Americans with Disabilities Act; the Uniformed Services Employment and Re-employment Rights Act; the Workers Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Consolidated Omnibus Budget Reconciliation Act; the Code of Federal Regulations; the California Civil Code; the California Labor Code; the California Code of Regulations; the California Government Code; the California Business & Professions Code; the California Fair Employment and Housing Act; the California Family Rights Act; the California Workers' Compensation Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Laws; the New Jersey Wage Discrimination Act; the Millville Dallas Airmotive Plant Job Loss Notification Act; the New York State Wage and Hour Laws; the New York Occupational Safety and Health Laws; the New York Equal Pay Law; the New York Human Rights Law; the New York Civil Rights Act; the New York City Human Rights Act; and the New York State Workers Adjustment and Retraining Notification Act;

(iii) any and all Claims under any other federal, state, municipal or other governmental statute, regulation, ordinance or order;

(iv)        any and all Claims for tortious conduct (including, but not limited to, wrongful or constructive discharge, bullying or abusive conduct, fraud, fraudulent inducement, intentional or negligent misrepresentation, negligent hiring or retention, tortious interference with contract or prospective economic advantage, breach of fiduciary duty, slander and defamation); emotional distress; bodily injury; and/or violation of public policy;
(v)        any and all Claims for breach of contract, whether express or implied (including, without limitation, promissory estoppel and detrimental reliance);
(vi)        any and all Claims arising under the United States, California, New Jersey, New York or other state Constitutions;
(vii)        any and all Claims for attorney's fees, costs, disbursements and the like;
(viii)        any and all Claims which Employee ever had, now has or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement; and
[(ix)        except as provided in Section 2 or Section 3(b), any and all Claims which Employee ever had, now has or hereafter can, shall or may have against Releasees for, wages, salary, compensation, deferred compensation, commissions, incentives, bonuses, severance, expenses, equity, payments, or benefits of any kind (whether pursuant to a written agreement, plan, program, policy or otherwise).]4

4 To be included only if the Agreement is executed in connection with a termination of employment.  Alternative section may be included if the Agreement is executed in connection with the receipt of the Transaction Success Award not in connection with a termination of employment.

(b)            Notwithstanding anything contained herein to the contrary, this Agreement specifically excludes and shall not affect (i) any vested payments or benefits mandated pursuant to any long-term incentive plan or retirement plan in which Employee participates; (ii) payment for Employee's wages, salary or other forms of non-discretionary compensation to the extent earned, but unpaid; (iii) payment for accrued, but unused, vacation in accordance with applicable policy of the Company and its subsidiaries and affiliates; (iv) payment for reimbursement of any medical expenses which Employee and/or Employee's eligible dependents may have incurred and for which Employee has submitted a claim under a medical plan sponsored by the Company or its subsidiaries or affiliates; (v) payment for reimbursement of business expenses in accordance with applicable policy of the Company or its subsidiaries or affiliates; (vi) any rights that Employee may have to outstanding equity-based awards, which awards will continue to be governed by the terms of the applicable award agreements, plans and policies following execution of this Agreement; and (vii) any indemnification or similar rights Employee has as a current or former officer, director, employee or agent of the Company or its subsidiaries or affiliates, including, without limitation, any and all rights thereto under applicable law, the Company's bylaws or other governance documents, or any rights with respect to coverage under any directors' and officers' insurance policies and/or indemnification agreements.  In addition, nothing herein is intended to limit or affect in any way any rights that Employee may have to unemployment insurance or benefits.
(c)            Employee represents that Employee has not filed any charge or lawsuit against any of the Releasees with any governmental agency or Court. With respect to any charges that have been or may be filed concerning events or actions relating to Employee's employment or termination from employment and which occurred on or before the date of this Agreement, Employee additionally waives and releases any right Employee may have to recover money or any personal injunctive relief in any lawsuit or administrative proceeding brought by any person on Employee's behalf or which includes Employee in any class.  If Employee is made a member of a class in any proceeding, Employee shall opt out promptly after learning of Employee's inclusion.  In this regard, Employee agrees to sign, without objection or delay, an "opt out" form presented to Employee either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in such proceeding.  Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, not only Claims that are known, anticipated or disclosed, but also Claims that are unknown, unanticipated and undisclosed, but which may nevertheless exist as of the date of this Agreement.  Employee expressly waives any right to assert after the execution of this Agreement that any Claim that existed on or prior to the effective date of this Agreement, through ignorance or oversight, has been omitted from the scope of this Agreement.  This Agreement does not waive or release any rights or Claims that may arise after the date on which Employee signs this Agreement.
(d)            Employee understands that nothing contained in this Agreement shall prohibit Employee from (i) bringing any action to enforce the terms of this Agreement; (ii) filing a timely charge or complaint with the Equal Employment Opportunity Commission ("EEOC") regarding the validity of this Agreement; or (iii) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination.  However, consistent with the release language set forth in Section 3(a) above, Employee acknowledges that Employee has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint whether brought by Employee, by any administrative agency, or by any other person on Employee's behalf or which includes Employee in any class.  Other than as set forth in this Section 3(d), Employee represents that Employee has not and will not file any charge, Claim or complaint of any kind against Releasees with respect to any events occurring on or before the date of this Agreement.
4.            Timing of Execution of This Agreement.  Employee has the longer of (a) twenty-one (21) calendar days from receipt of this Agreement and (b) ten (10) calendar days after Employee's Termination Date to consider, sign, date and return this Agreement.  [The earliest Employee may sign this Agreement is the close of business on Employee's Termination Date; this Agreement will not be accepted and will not become effective if signed by Employee before this time.]  Employee may revoke this Agreement within seven (7) calendar days after signing this Agreement, as described in Section 5 below.5

5.            Review and Revocation Periods.

(a)            Employee understands that, pursuant to the Older Workers' Benefit Protection Act, Employee (i) is hereby advised to consult with an attorney about this Agreement before signing it, (ii) has been given at least twenty-one (21) calendar days to consider this Agreement before signing it, and (iii) may revoke this Agreement within seven (7) calendar days after signing it.  Revocation must be in writing and delivered to [NOTICE] no later than the close of business on the seventh (7th) calendar day after Employee signs the Agreement.

(b)            Employee agrees that if Employee executes this Agreement prior to the expiration of twenty-one (21) calendar days, Employee acknowledges that Employee had sufficient time to consider this Agreement.

(c)            Employee understands that this Agreement shall not become effective until the expiration of the revocation period: that is, this Agreement shall not become effective until the eighth (8th) calendar day after Employee signs this Agreement (the "Effective Date").

(d)            Notwithstanding the above, if the deadline for returning the signed Agreement or written revocation falls on a weekend or holiday, the deadline will be deemed to be on the next business day.

6.            Non-Admission.  This Agreement is not intended, and shall not be construed, as an admission that Releasees have violated any federal, state or local law (whether statutory or decisional), ordinance or regulation, breached any contract (whether express or implied), or committed any wrong whatsoever against Employee.

7.            Miscellaneous.  The provisions of Sections 8(a), (b), (c), (d), (g) and (h) of the Employment Agreement are hereby incorporated into this Agreement mutatis mutandis

[Signature Page Follows]

5 References to "Termination Date" to be included only if the Agreement is executed in connection with a termination of employment.  Alternative section may be included if the Agreement is executed in connection with the receipt of the Transaction Success Award not in connection with a termination of employment.

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE:  (i) HAS BEEN GIVEN AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT; (ii) IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOOSING ABOUT THIS AGREEMENT BEFORE SIGNING IT; (iii) HAS READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT AND KNOWS THAT EMPLOYEE IS GIVING UP IMPORTANT RIGHTS, INCLUDING CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT; (iv) HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND OF EMPLOYEE'S OWN FREE WILL; AND (v) AGREES TO ABIDE BY ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT.

______________________________	___________________________
Employee	Date